EXHIBIT 21

SUBSIDIARIES OF REGISTRANT

Subsidiary	Jurisdiction of Incorporation	Name Under Which Business is Done
HORIZON BANCORP, INC.
Horizon Bank	Indiana	Horizon Bank; Horizon Trust & Investment Management

Horizon Bancorp Capital Trust II	Delaware

Alliance Financial Statutory Trust I	Delaware

Horizon Bancorp Capital Trust III	Delaware

Am Tru Statutory Trust I	Connecticut

Heartland (IN) Statutory Trust II	Delaware

City Savings Statutory Trust I	Connecticut

Salin Statutory Trust I	Connecticut

HORIZON BANK OR SUBSIDIARIES
Horizon Insurance Services, Inc.	Indiana	Horizon Insurance Services

Horizon Investments, Inc.	Nevada	Horizon Investments, Inc.

Horizon Properties, Inc. (a subsidiary of Horizon Investments, Inc.)	Maryland	Horizon Properties, Inc.

Horizon Grantor Trust	Delaware	Horizon Grantor Trust

Wolverine Commercial Holdings, LLC	Michigan	Wolverine Commercial Holdings, LLC

Horizon Advancement Corp.	Indiana	Horizon Advancement Corp.

HB Community Development Corp.	Indiana	HB Community Development Corp.